Exhibit 10.28

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (“Agreement”), dated as of January 5, 2022, is by and between Blockfusion USA, Inc., a Delaware corporation (the “Company”), and Robert Scott (the “Indemnitee”).

WHEREAS, Indemnitee is a director and officer of the Company;

WHEREAS, competent and experienced persons are reluctant to continue to serve corporations as in such other capacities unless they are provided with adequate indemnification against claims and actions against them arising out of their service to the corporation;

WHEREAS, the Board has determined that enhancing the ability of the Company to retain and attract the most capable persons as directors and officers is in the best interests of the Company and that the Company therefore should seek to assure such persons that indemnification and insurance coverage is available; and

WHEREAS, in recognition of the need to provide Indemnitee with substantial protection against personal liability, in order to procure Indemnitee’s service as a director and officer of the Company and to enhance Indemnitee’s ability to serve the Company in an effective manner, and in order to provide such protection pursuant to express contract rights, the Company wishes to provide in this Agreement for the indemnification of, and the advancement of Expenses (as defined below) to, Indemnitee as set forth in this Agreement and to the extent such insurance is maintained for the coverage of Indemnitee under the Company’s directors’ and officers’ liability insurance policies.

NOW, THEREFORE, in consideration of the foregoing and Indemnitee’s agreement to provide services to the Company, the parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Agreement” shall have the meaning ascribed to it in the preamble.

“Board” shall mean the Board of Directors of the Company.

“Claim” means:

(a) any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to federal, state or other law; or

(b) any inquiry, hearing or investigation that Indemnitee determines might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism.

“Company” shall have the meaning ascribed to it in the preamble.

“Constituent Documents” means the Company’s certificate of formation and bylaws.

“D&O Insurance” shall have the meaning ascribed to it in Section 14(a).

“Delaware Court” shall have the meaning ascribed to it in Section 9(e).

“Disinterested Director” means a director of the Company who is not and was not a party to the Claim in respect of which indemnification is sought by Indemnitee.

“Enterprise” shall have the meaning ascribed to it in the definition of “Indemnifiable Event” in this Section 1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expense Advance” means any payment of Expenses advanced to Indemnitee by the Company pursuant to Section 4 or Section 5.

“Expenses” means any and all expenses, including attorneys’ and experts’ fees, court costs, transcript costs, travel expenses, duplicating, printing and binding costs, telephone charges, and all other costs and expenses incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness or participate in, any Claim. Expenses also shall include (a) Expenses incurred in connection with any appeal resulting from any Claim, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent and (b) for purposes of Section 5 only, Expenses incurred by Indemnitee in connection with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement, by litigation or otherwise. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee. The parties agree that for the purposes of any advancement of Expenses for which Indemnitee has made written demand to the Company in accordance with this Agreement, all Expenses included in such demand that are certified by affidavit of Indemnitee’s counsel as being reasonable shall be conclusively deemed to be reasonable.

“Indemnifiable Event” means any event or occurrence, whether occurring before, on or after the date of this Agreement, related to the fact that Indemnitee is or was a director, officer, employee or agent of the Company or any subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, employee, member, manager, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise (each, an “Enterprise”) or by reason of an action or inaction by Indemnitee in any such capacity (whether or not serving in such capacity at the time any Loss is incurred for which indemnification can be provided under this Agreement).

“Indemnitee” shall have the meaning ascribed to it in the preamble.

“Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently performs, nor in the past five (5) years has performed, services for either: (a) the Company or Indemnitee (other than in connection with matters concerning Indemnitee under this Agreement or of other indemnitees under similar agreements) or (b) any other party to the Claim giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any Person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee's rights under this Agreement.

“Losses” means any and all Expenses, damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other), ERISA excise taxes, amounts paid or payable in settlement, including any interest, assessments, any federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement and all other charges paid or payable in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness or participate in, any Claim.

“Notification Date” has the meaning ascribed thereto in Section 9(c).

“Other Indemnity Provision” has the meaning ascribed thereto in Section 13.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity and includes the meaning set forth in Sections 13(d) and 14(d) of the Exchange Act.

“Standard of Conduct Determination” shall have the meaning ascribed to it in Section 9(b).

2. Services to the Company. Indemnitee agrees to serve as a director and officer of the Company for so long as Indemnitee is duly elected or appointed or until Indemnitee tenders his or her resignation or is no longer serving in such capacity. This Agreement shall not be deemed an employment or other service agreement between the Company (or any of its subsidiaries or Enterprise) and Indemnitee. Indemnitee specifically acknowledges that his or her employment with or services to the Company or any of its subsidiaries or Enterprises is governed by a separate employment or service agreement between Indemnitee and the Company (or any of its subsidiaries or Enterprises).

3. Indemnification. Subject to Section 9 and Section 10, the Company shall indemnify Indemnitee, to the fullest extent permitted by the laws of the State of Delaware in effect on the date hereof, or as such laws may from time to time hereafter be amended to increase the scope of such permitted indemnification, against any and all Losses if Indemnitee was or is or becomes a party to or participant in, or is threatened to be made a party to or participant in, any Claim by reason of or arising in part out of an Indemnifiable Event, including without limitation Claims brought by or in the right of the Company, Claims brought by third parties and Claims in which Indemnitee is solely a witness.

4. Advancement of Expenses. Indemnitee shall have the right to advancement by the Company, prior to the final disposition of any Claim by final adjudication to which there are no further rights of appeal, of any and all Expenses actually and reasonably paid or incurred by Indemnitee in connection with any Claim arising out of an Indemnifiable Event. Indemnitee’s right to such advancement is not subject to the satisfaction of any standard of conduct. Without limiting the generality or effect of the foregoing, within 30 days after any written request by Indemnitee, the Company shall, in accordance with such request, (a) pay such Expenses on behalf of Indemnitee, (b) advance to Indemnitee funds in an amount sufficient to pay such Expenses or (c) reimburse Indemnitee for such Expenses. In connection with any request for Expense Advances, Indemnitee shall (i) not be required to provide any documentation or information to the extent that the provision thereof would undermine or otherwise jeopardize attorney-client privilege and (ii) execute and deliver to the Company an undertaking (which shall be accepted without reference to Indemnitee’s ability to repay the Expense Advances) to repay any amounts paid, advanced or reimbursed by the Company for such Expenses to the extent that it is ultimately determined, following the final disposition of such Claim, that Indemnitee is not entitled to indemnification hereunder. Indemnitee’s obligation to reimburse the Company for Expense Advances shall be unsecured and no interest shall be charged thereon.

5. Indemnification for Expenses in Enforcing Rights. To the fullest extent allowable under applicable law, the Company shall also indemnify against, and, if requested by Indemnitee, shall advance to Indemnitee subject to and in accordance with Section 4, any Expenses actually and reasonably paid or incurred by Indemnitee in connection with any action or proceeding by Indemnitee for (a) indemnification or reimbursement or advance payment of Expenses by the Company under any provision of this Agreement, or under any other agreement or provision of the Constituent Documents now or hereafter in effect relating to Claims relating to Indemnifiable Events and/or (b) recovery under any D&O Insurance policies maintained by the Company; provided, however, that in the event that Indemnitee is ultimately determined not to be entitled to such indemnification or insurance recovery, as the case may be, then all amounts advanced under this Section 5 in respect of such action or proceeding shall be repaid. Indemnitee shall be required to reimburse the Company in the event that a final judicial determination is made that such action brought by Indemnitee was frivolous or not made in good faith.

6. Partial Indemnity. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for a portion of any Losses in respect of a Claim related to an Indemnifiable Event but not for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

7. Notification and Defense of Claims.

(a) Notification of Claims. Indemnitee shall notify the Company in writing as soon as practicable of any Claim which could relate to an Indemnifiable Event or for which Indemnitee could seek Expense Advances, including a brief description (based upon information then available to Indemnitee) of the nature of, and the facts underlying, such Claim. The failure by Indemnitee to timely notify the Company hereunder shall not relieve the Company from any liability hereunder. If at the time of the receipt of such notice, the Company has D&O Insurance in effect under which coverage for Claims related to Indemnifiable Events is potentially available, the Company shall give prompt written notice to the applicable insurers in accordance with the procedures set forth in the applicable policies and shall thereafter take all necessary or desirable action to cause them to pay, on behalf of Indemnitee, all amounts payable as a result of such Claims in accordance with the terms of such policies. The Company shall provide to Indemnitee a copy of such notice delivered to the applicable insurers, and copies of all subsequent correspondence between the Company and such insurers regarding the Claim, in each case substantially concurrently with the delivery or receipt thereof by the Company.

(b) Defense of Claims. The Company shall be entitled to participate in the defense of any Claim relating to an Indemnifiable Event at its own expense and, except as otherwise provided below, to the extent the Company so wishes, it may assume the defense thereof with counsel reasonably satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election to assume the defense of any such Claim, the Company shall not be liable to Indemnitee under this Agreement or otherwise for any Expenses subsequently directly incurred by Indemnitee in connection with Indemnitee’s defense of such Claim other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ his or her own legal counsel in such Claim, but all Expenses related to such counsel incurred after notice from the Company of its assumption of the defense shall be at Indemnitee’s own expense; provided, however, that if (i) Indemnitee’s employment of his or her own legal counsel has been authorized by the Company, (ii) Indemnitee has reasonably determined that there may be a conflict of interest between Indemnitee and the Company in the defense of such Claim, and/or (iii) the Company shall not in fact have employed counsel to assume the defense of such Claim, then in any such event Indemnitee shall be entitled to retain his or her own separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any such Claim) and all Expenses related to such separate counsel shall be borne by the Company.

8. Procedure upon Application for Indemnification. In order to obtain indemnification pursuant to this Agreement, Indemnitee shall submit to the Company a written request therefor, including in such request such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification following the final disposition of the Claim; provided that documentation and information need not be so provided to the extent that the provision thereof would undermine or otherwise jeopardize attorney-client privilege. Indemnification shall be made insofar as the Company determines Indemnitee is entitled to indemnification in accordance with Section 9.

9. Determination of Right to Indemnification.

(a) Mandatory Indemnification; Indemnification as a Witness.

(i) To the extent that Indemnitee shall have been successful on the merits or otherwise in defense of any Claim relating to an Indemnifiable Event or any portion thereof or in defense of any issue or matter therein, including without limitation dismissal without prejudice, Indemnitee shall be indemnified against all Losses relating to such Claim in accordance with Section 3 to the fullest extent allowable by law.

(ii) To the extent that Indemnitee’s involvement in a Claim relating to an Indemnifiable Event is to prepare to serve and serve as a witness, and not as a party, Indemnitee shall be indemnified against all Losses incurred in connection therewith to the fullest extent allowable by law.

(b) Standard of Conduct. To the extent that the provisions of Section 9(a) are inapplicable to a Claim related to an Indemnifiable Event that shall have been finally disposed of, any determination of whether Indemnitee has satisfied any applicable standard of conduct under Delaware law that is a legally required condition to indemnification of Indemnitee hereunder against Losses relating to such Claim and any determination that Expense Advances must be repaid to the Company (a “Standard of Conduct Determination”) shall be made as follows:

(i) by a majority vote of the Disinterested Directors, even if less than a quorum of the Board,

(ii) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum, or

(iii) if there are no such Disinterested Directors or if the Disinterested Directors so direct, by Independent Counsel in a written opinion addressed to the Board, a copy of which shall be delivered to Indemnitee; or

The Company shall indemnify and hold harmless Indemnitee against and, if requested by Indemnitee, shall reimburse Indemnitee for, or advance to Indemnitee, within thirty (30) days of such request, any and all Expenses incurred by Indemnitee in cooperating with the Person or Persons making such Standard of Conduct Determination.

(c) Making the Standard of Conduct Determination. The Company shall use its reasonable best efforts to cause any Standard of Conduct Determination required under Section 9(b) to be made as promptly as practicable. If the Person or Persons designated to make the Standard of Conduct Determination under Section 9(b) shall not have made a determination within forty-five (45) days after the later of (A) receipt by the Company of a written request from Indemnitee for indemnification pursuant to Section 8 (the date of such receipt being the “Notification Date”) and (B) the selection of an Independent Counsel, if such determination is to be made by Independent Counsel, then Indemnitee shall be deemed to have satisfied the applicable standard of conduct; provided that such forty-five (45)-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the Person or Persons making such determination in good faith require such additional time to obtain or evaluate information relating thereto. Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement of Indemnitee to indemnification under this Agreement shall be required to be made prior to the final disposition of any Claim.

(d) Payment of Indemnification. If, in regard to any Losses:

(i) Indemnitee shall be entitled to indemnification pursuant to Section 9(a);

(ii) no Standard of Conduct Determination is legally required as a condition to indemnification of Indemnitee hereunder; or

(iii) Indemnitee has been determined or deemed pursuant to Section 9(b) or Section 9(c) to have satisfied the Standard of Conduct Determination,

then the Company shall pay to Indemnitee, within five (5) days after the later of (A) the Notification Date or (B) the earliest date on which the applicable criterion specified in Section 9(d)(i), Section 9(d)(ii) or Section 9(d)(iii) is satisfied, an amount equal to such Losses.

(e) Selection of Independent Counsel for Standard of Conduct Determination. If a Standard of Conduct Determination is to be made by Independent Counsel, the Independent Counsel shall be selected by the Board, and the Company shall give written notice to Indemnitee advising him or her of the identity of the Independent Counsel so selected. Indemnitee may, within ten (10) days after receiving written notice of selection from the Company, deliver to the Company a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not satisfy the criteria set forth in the definition of "Independent Counsel" in Section 1, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the Person so selected shall act as Independent Counsel. If such written objection is properly and timely made and substantiated, (i) the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit; and (ii) the Company may, at its option, select an alternative Independent Counsel and give written notice to Indemnitee advising him or her of the identity of such alternative Independent Counsel so selected, in which case the provisions of the two immediately preceding sentences, the introductory clause of this sentence and Section 9(e)(i) shall apply to such subsequent selection and notice. If applicable, the provisions of Section 9(e)(ii) shall apply to successive alternative selections. If no Independent Counsel that is permitted under the foregoing provisions of this Section 9(e) to make the Standard of Conduct Determination shall have been selected within twenty (20) days after the Company gives its initial notice pursuant to the first sentence of this Section 9(e), Indemnitee may petition the Court of Chancery of the State of Delaware (“Delaware Court”) to resolve any objection which shall have been made by Indemnitee to the Company’s selection of Independent Counsel and/or to appoint as Independent Counsel a Person to be selected by the Delaware Court or such other Person as the Delaware Court shall designate, and the Person with respect to whom all objections are so resolved or the Person so appointed will act as Independent Counsel. In all events, the Company shall pay all of the reasonable fees and expenses of the Independent Counsel incurred in connection with such Independent Counsel’s determination pursuant to Section 9(b).

(f) Presumptions and Defenses.

(i) Indemnitee’s Entitlement to Indemnification. In making any Standard of Conduct Determination, the Person or Persons making such determination shall presume that Indemnitee has satisfied the applicable standard of conduct and is entitled to indemnification, and the Company shall have the burden of proof to overcome that presumption and establish that Indemnitee is not so entitled. Any Standard of Conduct Determination that is adverse to Indemnitee may be challenged by Indemnitee in the Delaware Court. No determination by the Company (including by its directors or any Independent Counsel) that Indemnitee has not satisfied any applicable standard of conduct may be used as a defense to any legal proceedings brought by Indemnitee to secure indemnification or reimbursement or advance payment of Expenses by the Company hereunder or create a presumption that Indemnitee has not met any applicable standard of conduct.

(ii) Reliance as a Safe Harbor. For purposes of this Agreement, and without creating any presumption as to a lack of good faith if the following circumstances do not exist, Indemnitee shall be deemed to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company if Indemnitee's actions or omissions to act are taken in good faith reliance upon the records of the Company, including its financial statements, or upon information, opinions, reports or statements furnished to Indemnitee by the officers or employees of the Company or any of its subsidiaries in the course of their duties, or by committees of the Board or by any other Person (including legal counsel, accountants and financial advisors) as to matters Indemnitee reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company. In addition, the knowledge and/or actions, or failures to act, of any director, officer, agent or employee of the Company shall not be imputed to Indemnitee for purposes of determining the right to indemnity hereunder.

(iii) No Other Presumptions. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, will not create a presumption that Indemnitee did not meet any applicable standard of conduct or have any particular belief, or that indemnification hereunder is otherwise not permitted.

(iv) Defense to Indemnification and Burden of Proof. It shall be a defense to any action brought by Indemnitee against the Company to enforce this Agreement (other than an action brought to enforce a claim for Losses incurred in defending against a Claim related to an Indemnifiable Event in advance of its final disposition) that it is not permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed. In connection with any such action or any related Standard of Conduct Determination, the burden of proving such a defense or that Indemnitee did not satisfy the applicable standard of conduct shall be on the Company.

(v) Resolution of Claims. The Company acknowledges that a settlement or other disposition short of final judgment may be successful on the merits or otherwise for purposes of Section 9(a)(i) if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any Claim relating to an Indemnifiable Event to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including without limitation settlement of such action, claim or proceeding with or without payment of money or other consideration), it shall be presumed that Indemnitee has been successful on the merits or otherwise for purposes of Section 9(a)(i). The Company shall have the burden of proof to overcome this presumption.

10. Exclusions. Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated to:

(a) indemnify or advance funds to Indemnitee for Expenses or Losses with respect to proceedings initiated by Indemnitee, including any proceedings against the Company or its directors, officers, employees or other indemnitees and not by way of defense, except:

(i) proceedings referenced in Section 5 (unless a court of competent jurisdiction determines that each of the material assertions made by Indemnitee in such proceeding was frivolous or not made in good faith); or

(ii) where the Company has joined in or the Board has consented to the initiation of such proceedings.

(b) indemnify Indemnitee if a final decision by a court of competent jurisdiction determines that such indemnification is prohibited by applicable law.

(c) indemnify Indemnitee for the disgorgement of profits arising from the purchase or sale by Indemnitee of securities of the Company in violation of Section 16(b) of the Exchange Act, or any similar successor statute.

11. Settlement of Claims. The Company shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any threatened or pending Claim related to an Indemnifiable Event effected without the Company’s prior written consent, which shall not be unreasonably withheld. The Company shall not settle any Claim related to an Indemnifiable Event in any manner that would impose any Losses on Indemnitee without Indemnitee's prior written consent.

12. Duration. All agreements and obligations of the Company contained herein shall continue during the period that Indemnitee is a director or officer of the Company (or is serving at the request of the Company as a director, officer, employee, member, trustee or agent of another Enterprise) and shall continue thereafter (a) so long as Indemnitee may be subject to any possible Claim relating to an Indemnifiable Event (including any rights of appeal thereto) and (b) throughout the pendency of any proceeding (including any rights of appeal thereto) commenced by Indemnitee to enforce or interpret his or her rights under this Agreement, even if, in either case, he or she may have ceased to serve in such capacity at the time of any such Claim or proceeding.

13. Non-Exclusivity. The rights of Indemnitee hereunder will be in addition to any other rights Indemnitee may have under the Constituent Documents, the General Corporation Law of the State of Delaware, any other contract or otherwise (each, an “Other Indemnity Provision”); provided, however, that (a) to the extent that Indemnitee otherwise would have any greater right to indemnification under any Other Indemnity Provision, Indemnitee will be deemed to have such greater right hereunder and (b) to the extent that any change is made to any Other Indemnity Provision which permits any greater right to indemnification than that provided under this Agreement as of the date hereof, Indemnitee will be deemed to have such greater right hereunder. The Company will not adopt any amendment to any of the Constituent Documents the effect of which would be to deny, diminish or encumber Indemnitee's right to indemnification under this Agreement or any Other Indemnity Provision.

14. D&O Insurance.

(a) General. For the duration of Indemnitee’s service as a director or officer of the Company, and thereafter for so long as Indemnitee shall be subject to any possible Claim relating to an Indemnifiable Event, the Company, subject to Section 14(c), shall use commercially reasonable efforts to obtain and maintain in effect policies of directors’ and officers’ liability insurance (“D&O Insurance”) providing coverage in reasonable amounts from established and reputable insurers.

(b) Coverage of Indemnitee. In all policies of D&O Insurance, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits as are provided to the most favorably insured of the Company’s directors or officers.

(c) Exceptions. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that (i) such insurance is not reasonably available; (ii) the premium costs for such insurance are disproportionate to the amount of coverage provided; (iii) the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit; (iv) Indemnitee is covered by similar insurance maintained by a subsidiary of the Company; (v) the Company is to be acquired and a tail policy of reasonable terms and duration is purchased for pre-closing acts or omissions by Indemnitee; or (vi) the Company is to be acquired and D&O Insurance will be maintained by the acquirer that covers pre-closing acts and omissions by Indemnitee.

(d) Provision of Information. Upon request, the Company will provide to Indemnitee copies of all D&O Insurance applications, binders, policies, declarations, endorsements and other related materials.

15. No Duplication of Payments. Notwithstanding any provision to the contrary in this Agreement, the Company shall not be liable under this Agreement to make any payment to Indemnitee in respect of any Losses to the extent Indemnitee has otherwise received payment under any D&O Insurance or other insurance policy, the Constituent Documents, any Other Indemnity Provision, from any subsidiary or Enterprise that Indemnitee is or was serving at the request of the Company as a director, officer, employee, member, manager, trustee or agent, or otherwise of the amounts otherwise indemnifiable by the Company hereunder.

16. Subrogation. In the event of payment to Indemnitee under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee. Indemnitee shall execute all documents and take all action that may be necessary to secure such rights and to enable the Company to effectively bring suit to enforce such rights (provided that the Company shall pay Indemnitee’s costs and expenses of doing so), including without limitation by assigning all such rights to the extent of such indemnification or advancement.

17. Amendments. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be binding unless in the form of a writing signed by the party against whom enforcement of the waiver is sought, and no such waiver shall operate as a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.

18. Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), assigns, spouses, heirs and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

19. Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any portion thereof) are held by a court of competent jurisdiction to be invalid, illegal, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

20. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, against receipt, or mailed, by postage prepaid, certified or registered mail:

(a) if to Indemnitee, to the address set forth on the signature page hereto.

(b) if to the Company, to:

Blockfusion USA, Inc.

Attn: CEO

[***]

Notice of change of address shall be effective only when given in accordance with this Section. All notices complying with this Section shall be deemed to have been received on the date of hand delivery or on the third business day after mailing.

21. Dispute Resolution. The Parties agree to arbitrate any and all disputes arising under or related to this Agreement (“Arbitration”), under the Delaware Rapid Arbitration Act, 10 Del.C. Section 5801, et. seq. (“DRAA”). Any disputes will be submitted to binding arbitration in Wilmington, Delaware. The Arbitration will be presided over by one arbitrator who will be a retired judge from the Delaware Court of Chancery or Delaware Supreme Court, or a member of the Delaware Bar with more than twenty (20) years of experience. If the parties to this Agreement are unable to agree upon the identity of an arbitrator within twenty (20) calendar days of the commencement of the Arbitration, then either party may file a petition with the Court of Chancery under Section 5805 of the DRAA. The Arbitration will be conducted in accordance with the Delaware Rapid Arbitration Rules, as such Rules may be amended or changed from time to time; provided that the Parties may agree to depart from the Rules by (i) adopting new or different rules to govern the Arbitration or (ii) modifying or rejecting the application of certain of the Rules. To be effective, any departure from the Rules will require the written consent of the Arbitrator. Each of the parties shall, subject to such limitations as the Arbitrator may prescribe, have a right to collect documents and testimony from each other party, and the Arbitrator will have the power to administer oaths and compel the production of witnesses and documents. The Arbitrator will conduct the hearing, administer oaths, and make such rulings as are appropriate to the conduct of the proceedings. The Arbitrator will allow each of the parties an opportunity to present evidence and witnesses and to cross examine the witnesses presented by the opposing party. Any challenge to the final award of the Arbitrator will be made before a panel of three (3) arbitrators, each of whom will be either a retired judge from the Delaware Court of Chancery or Delaware Supreme Court, or a member of the Delaware Bar with more than twenty (20) years of experience. The scope of appeal will not be limited to the scope of a challenge under the Federal Arbitration Act, but instead will be the same as any appeal from a judgment in a civil action filed in court.

22. Choice of Law and Attorney’s Fees. This Agreement will be governed by, construed and enforced in accordance with the internal, substantive law, of the State of Delaware, without regard to its conflicts of law principles. In any action, suit or other proceeding to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party shall be entitled to recover its costs, including reasonable attorneys’ fees.

23. Headings; Section References. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation thereof. Except as otherwise indicated, section references herein refer to sections of this Agreement.

24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, but all of which together shall constitute one and the same Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BLOCKFUSION USA, INC.

By:	/s/ Alex Martini-Lo Manto
Name:	Alex Martini-Lo Manto
Title:	Chief Executive Officer

INDEMNITEE

/s/ Robert Scott
Name:	/s/ Robert Scott
Address:	[***]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

AMENDMENT NO. 1 TO INDEMNIFICATION AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Indemnification Agreement dated as of January 5, 2022 (the “Original Agreement”), is made and entered into as of October 29, 2025, by and between Blockfusion USA, Inc., a Delaware corporation (the “Company”), and Robert Scott (the “Indemnitee”).

RECITALS

WHEREAS, the Company and Indemnitee previously entered into the Original Agreement to provide indemnification protection to Indemnitee in connection with his service as an officer of the Company;

WHEREAS, Indemnitee currently serves as an officer and director of Atlas Pubco, Inc. (“Pubco”), a Delaware corporation formed for the purpose of effectuating the business combination described in that certain Business Combination Agreement to be entered into on or about the date hereof (the “Business Combination Agreement”) among Blue Acquisition Corp., Pubco, Atlas I Merger Sub, Atlas Merger Sub, Inc., and the Company;

WHEREAS, in connection with such business combination, Pubco will file a registration statement on Form S-4 with the Securities and Exchange Commission (the “Form S-4”), and Indemnitee, in his capacity as an officer of Pubco, will be executing and signing such Form S-4 and the Business Combination Agreement;

WHEREAS, Indemnitee's execution and signing of the Form S-4 and Business Combination Agreement on behalf of Pubco creates potential personal liability exposure under federal securities laws, including potential liability under Sections 11 and 12(a)(2) of the Securities Act of 1933, and potential fiduciary duty claims;

WHEREAS, the Business Combination Agreement defines “D&O Indemnified Persons” as “current or former directors, managers and officers of each Target Company, SPAC and each Person who served as a director, officer, manager, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of SPAC or the Company,” which definition does not include officers or directors of Pubco; and

WHEREAS, the Company’s board of directors has determined that extending indemnification protection to cover Indemnitee’s current service as an officer and director of Pubco is necessary and advisable to retain Indemnitee’s valuable services and is in the best interests of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.	Amendment to Definition of “Indemnifiable Event”

The definition of “Indemnifiable Event” in the Original Agreement is hereby amended and restated in its entirety as follows:

“Indemnifiable Event” means any event or occurrence, whether occurring before, on or after the date of this Agreement, related to the fact that Indemnitee is or was a director, officer, employee or agent of the Company or any subsidiary of the Company, or is or was serving as a director, officer, employee or agent of Atlas Pubco, Inc., a Delaware corporation (“Atlas Pubco”), Atlas I Merger Sub, a Cayman Islands exempted company (“SPAC Merger Sub”), or Atlas Merger Sub, Inc., a Delaware corporation (“Company Merger Sub”), or is or was serving at the request of the Company, Atlas Pubco, SPAC Merger Sub, or Company Merger Sub as a director, officer, employee, member, manager, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise (each, an “Enterprise”) or by reason of an action or inaction by Indemnitee in any such capacity (whether or not serving in such capacity at the time any Loss is incurred for which indemnification can be provided under this Agreement).

2.	Securities Law and Business Combination Coverage

The Original Agreement is hereby amended by adding the following new Section 25:

25. Securities Law and Business Combination Coverage. The Company’s indemnification obligations hereunder specifically include, without limitation, any liability, loss, or expense arising from or related to (a) Indemnitee’s execution and signing, in his capacity as an officer or director of Atlas Pubco, SPAC Merger Sub, or Company Merger Sub, of any registration statement filed with the Securities and Exchange Commission, including the Form S-4 registration statement filed in connection with the business combination transaction described in the Business Combination Agreement dated in or about October 2025, (b) any disclosure obligations or potential liability under Sections 11, 12(a)(2), or any other provision of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, arising from Indemnitee’s service as an officer of Atlas Pubco, SPAC Merger Sub, or Company Merger Sub, (c) any fiduciary duty claims related to Indemnitee’s service as an officer of Atlas Pubco, SPAC Merger Sub, or Company Merger Sub, and (d) any claims arising from the execution and signing of the Business Combination Agreement or similar transaction documents in Indemnitee’s capacity as an officer of Atlas Pubco, SPAC Merger Sub, or Company Merger Sub.

3.	Extension of Company Obligations

The Original Agreement is hereby amended by adding the following sentence at the end of Section 2:

Indemnitee’s current and future service as an officer and/or director of Atlas Pubco, SPAC Merger Sub, or Company Merger Sub shall be deemed service to the Company for all purposes under this Agreement, and the Company’s obligations hereunder shall extend to and cover such service, including specifically any liability arising from Indemnitee’s execution and signing of registration statements, business combination agreements, or other documents in his capacity as an officer of Atlas Pubco, SPAC Merger Sub, or Company Merger Sub.

4.	Immediate Effectiveness

This Amendment shall be effective immediately upon execution and shall apply to any actions taken by Indemnitee as director or officer of Pubco. from the date of his appointment to such position, including specifically his execution and signing of the Form S-4 and Business Combination Agreement.

5.	Ratification

Except as specifically amended hereby, all terms and provisions of the Original Agreement remain in full force and effect and are hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

BLOCKFUSION USA, INC.

By:	/s/ Alex Martinit-Lo Manto
Name:	Alex Martini-Lo Manto
Title:	Chief Executive Officer

INDEMNITEE:

/s/ Robert Scott
Robert Scott